SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

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         The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                                   METS TRUST

      Address of Principal Business Office (No. & Street, State, Zip Code):

                         C/O BT ALEX. BROWN INCORPORATED
                               130 LIBERTY STREET
                            NEW YORK, NEW YORK 10006
                     Telephone Number (including area code):

                                 (212) 250-2500

                Name and address of agent for service of process:

                                 Paul Cambridge
                               130 Liberty Street
                            New York, New York 10006

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [_]


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York in the State of New York on the 3rd day of May, 1999.


                                                  METS TRUST


                                                  By: /s/ MIHIR BHATTACHAYRA
                                                     ---------------------------
                                                     Name:  Mihir Bhattachayra
                                                     Title:   Trustee
Attest: BT ALEX. BROWN INCORPORATED,
        Sponsor

        By: /s/ PAUL CAMBRIDGE
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           Name:  Paul Cambridge
           Title: Managing Director